              Exhibit 99.1

Supernus Provides Business Update

ROCKVILLE, Md., March 30, 2020 -- Supernus Pharmaceuticals, Inc. (Nasdaq: SUPN), a pharmaceutical company company focused on developing and commercializing products for the treatment of central nervous system (CNS) diseases, today provides a business update related to the COVID-19 situation.

Corporate Policy
In response to the recommendations of public health officials and government agencies, Supernus has shifted from face‐to‐face interactions by its sales force with healthcare professionals to virtual field calls and meetings. Digital and online strategies currently utilized in-house by the Company’s commercial organization have been implemented nationally by the entire sales and marketing organization to interact with external constituencies. This will allow Supernus to continue to service the needs of physicians, patients and customers during this critical time, while protecting the health of its employees and their families.
Commercial Supply and Activities
Supply of Trokendi XR® and Oxtellar XR® has not been impacted, and the Company has adequate inventory on hand for both products to continue to be available to patients.
The Company continues to prepare for the commercial launch of SPN-812. To date, these activities have not been impacted. Additionally, the Company has had no interaction with the U.S. Food and Drug Administration (FDA), at this point, that would lead it to believe that review of the New Drug Application (NDA) for SPN-812 may be delayed. However, a delay remains a possibility should the precautions around COVID-19 persist for an extended period of time.

Clinical Trials

The Company is continuously assessing any potential impact to its current clinical development activities and timelines. Our two key ongoing clinical trials are the Phase III trial in adult patients for SPN-812 and the Phase III trial for SPN-604.

The SPN-812 adult trial has reached approximately 75% of the targeted enrollment. The Company has put on hold additional enrollment and is employing virtual efforts to ensure that currently enrolled subjects can progress to completion of treatment. This trial was ahead of schedule prior to the COVID-19 outbreak, with potential data in the second half of this year. Depending on when the Company can restart enrollment and complete the study, data from the trial may be pushed out beyond the end of 2020.

Similarly, the Company has put on hold enrollment in the SPN-604 study, which is in the early stages of enrollment.

Financial Guidance

The Company plans to provide an update to its financial guidance, if necessary, during Supernus’ first quarter 2020 earnings conference call, which we presently anticipate will occur in early May.

“The safety and health of our employees, their families, and our patients are the most important thing especially during these unprecedented times,” said Jack Khattar, President and CEO of Supernus. “We continue to assess the impact of the rapidly evolving COVID-19 pandemic on our business and will provide future updates as necessary.”

About Supernus Pharmaceuticals, Inc.

Supernus Pharmaceuticals, Inc. is a pharmaceutical company focused on developing and commercializing products for the treatment of central nervous system (CNS) diseases. The Company currently markets Trokendi XR® (extended-release topiramate) for the prophylaxis of migraine and the treatment of epilepsy, and Oxtellar XR® (extended-release oxcarbazepine) for the treatment of epilepsy. The Company is also developing several product candidates to address large market opportunities in the CNS market, including SPN-812 for the treatment of ADHD and SPN-604 for the treatment of bipolar disorder.
Forward-Looking Statements:
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not convey historical information, but relate to predicted or potential future events that are based upon management's current expectations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. In addition to the factors mentioned in this press release, such risks and uncertainties include, but are not limited to, the potential impact of the COVID-19 pandemic, the Company’s ability to sustain and increase its profitability; the Company’s ability to raise sufficient capital to fully implement its corporate strategy; the implementation of the Company’s corporate strategy; the Company’s future financial performance and projected expenditures; the Company’s ability to increase the number of prescriptions written for each of its products; the Company’s ability to increase its net revenue; the Company’s ability to enter into future collaborations with pharmaceutical companies and academic institutions or to obtain funding from government agencies; the Company’s product research and development activities, including the timing and progress of the Company’s clinical trials, and projected expenditures; the Company’s ability to receive, and the timing of any receipt of, regulatory approvals to develop and commercialize the Company’s product candidates; the Company’s ability to protect its intellectual property and operate its business without infringing upon the intellectual property rights of others; the Company’s expectations regarding federal, state and foreign regulatory requirements; the therapeutic benefits, effectiveness and safety of the Company’s product candidates; the accuracy of the Company’s estimates of the size and characteristics of the markets that may be addressed by its product candidates; the Company’s ability to increase its manufacturing capabilities for its products and product candidates; the Company’s projected markets and growth in markets; the Company’s product formulations and patient needs and potential funding sources; the Company’s staffing needs; and other risk factors set forth from time to time in the Company’s filings with the Securities and Exchange Commission made pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended. The Company undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

CONTACTS:
Jack A. Khattar, President and CEO
Gregory S. Patrick, Senior Vice President and CFO
Supernus Pharmaceuticals, Inc.
Tel: (301) 838-2591
Or
Investor Contact:
Peter Vozzo
Westwicke, an ICR Company
Office: (443) 213-0505
Mobile: (443) 377-4767
Email: peter.vozzo@westwicke.com